The Dow Chemical Company and Subsidiaries	EXHIBIT 10(ccc)

PERFORMANCE SHARES DEFERRED STOCK AGREEMENT PURSUANT TO
THE DOW CHEMICAL COMPANY 2012 Stock Incentive Plan
The Dow Chemical Company (“the Company” or “Dow”) has delivered to you prospectus material pertaining to shares of Dow Common Stock covered by The Dow Chemical Company 2012 Stock Incentive Plan (“the Plan”). This document is referred to herein as “this Agreement.” Terms that are used herein and defined in the Plan are used as defined in the Plan. THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
TERMS AND CONDITIONS

1.
This Agreement is in all respects subject to the provisions of the Plan, as the Plan may be amended from time to time. The Plan is incorporated by reference. In the event of any conflict between this Agreement and the Plan, as the Plan may be amended from time to time, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

2.
The target number of performance shares of Deferred Stock you are awarded under this Agreement (“Target Shares”) is outlined in the accompanying award letter with [grant date] as the effective date of the grant. Shares are earned over a [duration] beginning [performance period begin date] and ending on [performance period end date] (the "Performance Period"). The maximum number of shares that can be earned totals [percent] of Target Shares.

3.
The total number of shares earned under this grant will be determined and released into your account as soon as administratively possible in [the year following the end of the performance period]. Prior to issuance and delivery of the Deferred Stock you shall have no rights as a stockholder with respect to the Deferred Stock earned under this Agreement. In each year prior to issuance and delivery, you (or your successors) shall make arrangements satisfactory to the Company for the payment of any taxes required to be withheld in connection with your right to shares of Deferred Stock under all applicable laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign. The Company and its Subsidiaries or Affiliates (collectively and individually a “Dow Company”) and their directors, officers, employees, or agents shall not be liable for any delay in issuance or receipt of any shares pursuant to this Agreement.

4.
This Agreement shall terminate and your rights under this Agreement shall be forfeited if your employment with any Dow Company is terminated for any reason other than death, disability or retirement, or a Special Separation Situation. In the event of your retirement death or disability, your current year's Performance Share Grant will be prorated based on the period of time worked during the year. If you take a leave of absence from a Dow Company, for any reason, your grant under this Agreement will be subject to the leave of absence policy established by the Compensation and Leadership Development Committee for Plan awards. Your death or disability shall not accelerate the time of payment of Deferred Stock under this Agreement.

5.
A “Special Separation Situation” is defined as a situation in which (a) a Dow Company terminates your employment by employer action for a reason that qualifies you for a severance benefit (which includes the Special Stock Treatment described in this section 5) under a severance plan sponsored by a Dow Company, and (i) you fulfill the requirements of the severance plan in order to qualify for payment of the severance benefit, and (ii) you and the Dow Company sign a Release that provides for the Special Stock Treatment described in this section 5; or (b) a Dow Company terminates your employment by employer action, and i) you do not qualify for a severance benefit under a severance plan sponsored by the Dow Company under the circumstances specified in paragraph 5a, and ii) the reason for termination was not because of the violation of an employer rule, or a law, regulation or other such government requirement, or dishonesty or theft, or because you engaged in activity harmful to the interests of, or in competition with, a Dow Company, and iii) you and the Dow Company sign a Release that provides for the Special Stock Treatment described in this section 5. If your employment is terminated under a Special Separation Situation, then your Award will receive Special Stock Treatment. Special Stock Treatment means that (i) the target number of shares in your grant shall be reduced to a new target number of shares that is proportionate to the period of time you were employed by the Dow Company during the stated performance period and (ii) the number of shares actually earned and delivered, if any, under the grant shall be determined by applying the performance measures applicable to the grant to the proportionally reduced target number of shares determined in accordance with subclause (i) above. This proportionally reduced amount of the target shares shall be calculated by dividing (x) the period of time between the beginning of the performance period and the date of termination of employment by (y) the performance period.

The Dow Chemical Company and Subsidiaries	EXHIBIT 10(ccc)

6.
For each Dow Common Stock dividend record date between during the Performance Period and until the shares are delivered, an account in your name will be credited with a sum of money equal to the amount that you would have received in dividends if the Shares Earned had been issued to you (the "Dividend Equivalents"). The Dividend Equivalents associated with each share delivered to you pursuant to Section 3 will be paid in cash to you as additional compensation on the most administratively possible salary payment following delivery of the shares. Awardees regularly paid compensation by a Dow Company in other than U.S. dollars will receive such payment of Dividend Equivalents converted from U.S. dollars at the Dow inter-company trading rate in effect at the time of delivery.

7.	The Company is under no obligation to grant you the right to receive any cash payment under any law, federal, local, domestic or foreign.

8.
Your right to future issuance and delivery of Deferred Stock may not be sold, pledged, assigned or otherwise transferred (except as hereinafter provided) and any attempt to sell, pledge, assign or otherwise transfer shall be void and your rights to Deferred Stock shall therefore be forfeited. Your right to such future issuance and delivery shall, however, be transferable by will or pursuant to the laws of descent and distribution or you may make a written designation of a beneficiary on the form prescribed by the Company, which beneficiary (if any) shall succeed to your rights under this Agreement in the event of your death.

9.
Upon the occurrence of a Change of Control as defined in the Plan, your right to receive the number of shares of Performance Shares credited to your account under this Agreement shall not be forfeitable under any circumstances, and your Performance Shares will generally continue to be delivered based on the original deferral period schedule and Payment Date. If you also experience an involuntary Separation from Service from Dow or an affiliate thereof within two years following a Change of Control, and prior to the Payment Date, the Company shall deliver the Performance Shares credited to your account to you on the 30th day following such Separation from Service. Shares credited to Awardees account will be determined based on reported company performance prior to the date of Separation from Service.

10.
If at any time during the term of this Agreement you engage in any act of Unfair Competition (as defined below), this Agreement shall terminate effective on the date on which you enter into such act of Unfair Competition, unless terminated sooner by operation of another term or condition of this Agreement or the Plan. In addition, if at any time within three years after issuance and delivery of this Deferred Stock you engage in any act of Unfair Competition, you shall promptly pay to the Company the Fair Market Value of Shares Earned and Dividend Equivalents paid. The Compensation and Leadership Development Committee shall, in its sole discretion, determine when any act of Unfair Competition has occurred, and the determination of the Compensation and Leadership Development Committee shall be final and binding as to all parties. For purposes of this Agreement, the term “Unfair Competition” shall mean and include activity on your part that is in competition with a Dow Company or is or may be harmful to the interests of a Dow Company, including but not limited to conduct related to your employment for which either criminal or civil penalties against you may be sought, or your acceptance of employment with an employer that is in competition with a Dow Company.

11.
In the event that additional shares of Common Stock of the Company are issued pursuant to a stock split or a stock dividend, the Board of Directors shall make appropriate adjustments in the number and kind of Target Shares credited to your account on the books of the Company as deemed appropriate.

12.
Nothing contained in this Agreement shall confer or be deemed to confer upon you any right with respect to continuance of employment by a Dow Company, nor interfere in any way with the right of a Dow Company to terminate your employment at any time with or without assigning a reason therefore.

13.
This document shall constitute a Performance Shares Deferred Stock Agreement between the Company and you, and this Agreement shall be deemed to have been made on [grant date]. To the extent that federal laws do not otherwise control, this Agreement shall be governed by the laws of the state of Delaware and construed accordingly. Subject to earlier termination by operation of another term or condition of this Agreement or the Plan, this Agreement will expire when Shares Earned are delivered or when it is determined by the Compensation and Leadership Development Committee that the Company's strategic financial performance objectives have not been achieved, whichever date is earlier. You may choose to reject this award by written notice delivered to the Company within ninety days of your receipt of this instrument. Individuals who reject this Deferred Stock will not receive additional cash or non-cash compensation in lieu of the Deferred Stock.

[mmm-yyyy of grant date]